UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 10, 2011

EMMIS COMMUNICATIONS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Indiana
(State or Other Jurisdiction of Incorporation)

0-23264	35-1542018
(Commission File Number)	(IRS Employer Identification No.)

ONE EMMIS PLAZA, 40 MONUMENT CIRCLE,
SUITE 700, INDIANAPOLIS, INDIANA	46204
(Address of Principal Executive Offices)	(Zip Code)

317-266-0100
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Note Purchase Agreement

On November 10, 2011, Emmis Communications Corporation (“Emmis”), entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Zell Credit Opportunities Master Fund, L.P. (“Zell”).  Under the Note Purchase Agreement, Zell has agreed to purchase up to $35,000,000 of unsecured notes (the “Notes”).  Emmis will be permitted to sell the Notes to Zell on up to four separate occasions on or before February 2, 2012.  The net proceeds from the Notes are expected to be used to enter into agreements enabling Emmis to ultimately acquire its 6.25% Series A Cumulative Convertible Preferred Stock (the “Preferred Stock”).   The Notes Purchase Agreement provides that Preferred Stock purchases may be completed through privately negotiated transactions with individual Preferred Stock holders using a total return swap or escrow arrangement and/or through a tender offer.  Interest on the Notes is not payable in cash and will accrue quarterly at a rate of 22.95 percent per annum.  The Notes will mature in February of 2015 and are subject to (i) certain restrictions comparable to those in Emmis’ senior secured credit facility, including the prohibition of any dividend payments on Emmis’ capital stock and certain restrictions on the ability of Emmis to incur additional indebtedness and (ii) restrictions on repayment of the Notes prior to their final maturity date.  The Note Purchase Agreement contains customary representations, warranties, covenants and indemnities.

This summary of terms of the Note Purchase Agreement is not complete and is subject in its entirety to the terms of the agreement.

Fourth Amendment to Credit Agreement

On November 10, 2011, Emmis and certain of its subsidiaries entered into an amendment of their senior secured credit facility to allow for the entry of the Note Purchase Agreement and the transactions contemplated by the certain securities purchase agreements and which made Emmis subject to the covenants contained in such credit facility.

This summary of terms of the amendment is not complete and is subject in its entirety to the terms of the agreement.

Item 8.01.	Other Events.

Emmis has entered into securities purchase agreements with certain holders of its Preferred Stock.   Pursuant to the terms of the agreements, Emmis will purchase shares of its Preferred Stock from such holders at prices that are below today’s closing price upon the satisfaction of conditions to closing included in the securities purchase agreements.   The transactions will settle pursuant to the terms of total return swaps or escrow arrangements, the terms of which provide that until final settlement of these arrangements, the seller agrees to vote its shares in accordance with the prior written instructions of Emmis.  Emmis may enter into additional transactions to purchase its Preferred Stock in the future.

Note: Certain statements included in this Report on Form 8-K which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:
—	general economic and business conditions;
—	fluctuations in the demand for advertising and demand for different types of advertising media;
—	our ability to service our outstanding debt;
—	increased competition in our markets and the broadcasting industry;
—	our ability to attract and secure programming, on-air talent, writers and photographers;
—	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;
—	increases in the costs of programming, including on-air talent;
—	inability to grow through suitable acquisitions;
—	changes in audience measurement systems
—	new or changing regulations of the Federal Communications Commission or other governmental agencies;
—	competition from new or different technologies;
—	war, terrorist acts or political instability; and
—	other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  November 10, 2011

EMMIS COMMUNICATIONS CORPORATION

By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Title:	Executive Vice President, General Counsel and Secretary